                                                                      EXHIBIT 13

                   AMENDED AND RESTATED INVESTMENT AGREEMENT
                   -----------------------------------------

          This Amended and Restated Investment Agreement (the "Agreement"), dated as of July 30, 1999, is made and entered into by and among:

          (i) Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (UK) Partners III, L..P., an English limited partnership (collectively, the "Original Apollo Stockholders"),

          (ii) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV"), Apollo Overseas Partners IV, L.P., a Delaware limited partnership, and Apollo/AW LLC, a Delaware limited liability company (collectively, and together with the Original Apollo Stockholders and their respective Affiliate Transferees (as defined herein), the "Apollo Stockholders"),

          (iii) Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership II L.P., a Delaware limited partnership (collectively, the "Original Blackstone Stockholders"),

          (iv) Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership, and Blackstone Family Investment Partnership III L.P., a Delaware limited partnership (together with the Original Blackstone Stockholders and their respective Affiliate Transferees, the "Blackstone Stockholders"),

          (v) Greenwich Street Capital Partners II, L.P., a Delaware limited partnership, GSCP Offshore Fund, L.P., a Cayman Islands exempted limited partnership, Greenwich Fund, L.P., a Delaware limited partnership, Greenwich Street Employees Fund, L.P., a Delaware limited partnership, TRV Executive Fund, L.P., a Delaware limited partnership (collectively, and together with their respective Affiliate Transferees, the "Greenwich Stockholders"), and

          (vi) DLJMB Funding II, Inc., a Delaware corporation, DLJ Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A.L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A.L.P., a Delaware limited partnership, DLJ First ESC L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership, DLJ EAB Partnership, L.P., a Delaware limited partnership and DLJ ESC II L.P., a Delaware limited partnership (collectively, and together with their respective Affiliate Transferees, the "DLJ Stockholders").

     The Apollo Stockholders, the Blackstone Stockholders, the Greenwich Stockholders and the DLJ Stockholders are collectively referred to herein as the "Stockholders;"

     WHEREAS, the Original Apollo Stockholders and the Original Blackstone Stockholders (together, the "Original Stockholders") entered into an Investment Agreement, dated as of April 14, 1997 (the "Original Agreement"), for the purpose of allocating and administering among themselves certain rights and obligations with respect to their ownership of the common stock, par value $.01 per share (the "Common Stock"), of Allied Waste Industries, Inc., a Delaware corporation (the "Company"), and certain other matters as set forth therein; and

     WHEREAS, the Company, AWIN I Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Subsidiary"), and Browning-Ferris Industries, Inc., a Delaware corporation ("BFI"), have entered into an Agreement and Plan of Merger, dated as of March 7, 1999, as amended and restated as of May 21, 1999 (the "Merger Agreement"), pursuant to which Merger Subsidiary will be merged with and into BFI (the "Merger"); and

     WHEREAS, simultaneously with the execution of the Merger Agreement, certain of the Stockholders or their affiliates and the Company executed an Equity Commitment Letter, dated March 7, 1999 (such letter, including the exhibits attached thereto, the "Equity Commitment Letter"), pursuant to which the Company agreed to sell and certain of the Stockholders or their affiliates committed, severally and not jointly, to purchase on the terms and subject to the conditions set forth in the Equity Commitment Letter, shares of a newly created Series A Senior Convertible Preferred Stock par value $.10 per share, of the Company (the "Preferred Stock"); and

     WHEREAS, the Company and certain of the Stockholders have entered into a Purchase Agreement, dated as of July 30, 1999 (the "Purchase Agreement"), for the purchase and sale of shares of the Preferred Stock (the "Additional Shares"), and the execution and delivery of this Agreement is a condition to the closing of the transactions contemplated by the Purchase Agreement; and

     WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Shareholders are entering into a Second Amended and Restated Shareholders Agreement (as such agreement may be amended, modified, supplemented, or replaced, the "Shareholders Agreement") and an Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement").

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:



                                   ARTICLE 1

                              CERTAIN DEFINITIONS

          The following terms shall have the definitions set forth below:

          "Affiliate" has the meaning given such term in Rule 12b-2 under the Exchange Act.

          "Affiliate Transferee" means any Affiliate of, or investment fund sponsored by, a Stockholder or an Affiliate of a Stockholder.

          "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York.

          "Closing Dates" means collectively, the closing date of the purchase of the Additional Shares pursuant to the Purchase Agreement.

          "DLJ Parent Entities" means and includes Donaldson, Lufkin & Jenrette Securities Corporation, Donaldson, Lufkin & Jenrette Inc., DLJdirect Inc., Pershing Trading, L.P., Autranet Inc. and any Person that, directly or indirectly, controls Donaldson, Lufkin & Jenrette Inc.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Greenwich Parent Entities" means and includes CitiGroup and Salomon Smith Barney and any Person or group that, directly or indirectly, controls CitiGroup.

          "Group" means a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

          "Junior Preferred Stock" means the Series B Junior Convertible Preferred Stock, par value $.10 per share, of the Company.

          "Losses" means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment)

          "Majority Decision" means approval by Stockholders holding a majority of the Shares then held by all Stockholders (assuming the exercise of all convertible and exchangeable securities); provided, that if a dissenting Stockholder reasonably determines that the decision will materially adversely affect its ownership of the Shares or rights or obligations under this Agreement, then the decision must also be approved by such Stockholder.

          "Original Shares" means the shares of Common Stock acquired by the Original Apollo Stockholders and the Original Blackstone Stockholders prior to the purchase of the Additional Shares.

          "Permitted Transferees" means, with respect to any Stockholder,

          (a) any Affiliate Transferee of such Stockholder;

          (b) if such Stockholder is a limited partnership, any partners (or a liquidating trust for the benefit of the partners) of such limited partnership in accordance with the provisions of the limited partnership agreement of such Stockholder as then in effect;

          (c) solely with respect to bona fide pledges by such Stockholder of Shares to a financial institution to secure indebtedness for borrowed money to finance the purchase of shares of Preferred Stock, Junior Preferred Stock or Common Stock, respectively, such financial institution; or

          (d) Permitted Transferees of such Stockholder's Permitted Transferees.

provided, that (i) with respect to clause (a), the Affiliate Transferee agrees in a writing provided to each of the other Stockholders to be bound by the terms of this Agreement; and (ii) with respect to clause (c), the pledge agreement gives the other Stockholders the right to purchase the pledged shares from the financial institution on substantially the same terms as those provided in
Section 4.2 in connection with any foreclosure on such pledged shares.

          "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union or association or governmental or regulatory authority.

          "Registration Percentage" means the quotient of (a) the total number of shares of the series or class proposed to be offered owned directly by a Stockholder immediately prior to an offering divided by (b) the total number of shares of the series or class proposed to be offered beneficially owned by the Stockholders participating in such offering, as a group, immediately prior to such offering.

          "Rule 144" means Rule 144 promulgated under the Securities Act, and any successor provision thereto.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shares" means all shares of capital stock of the Company now owned or hereafter acquired by any Stockholder.

          "Transfer" shall mean with respect to any security, any sale, assignment, donation, pledge, hypothecation, grant or other transfer of, or the grant of any option with respect to, such security (or the entering into of any agreement or understanding with respect to the foregoing).

                                   ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

          A. Each Apollo Stockholder hereby severally (and not jointly) represents and warrants to the Blackstone Stockholders, the Greenwich Stockholders and the DLJ Stockholders with respect to itself and the Shares to be acquired by such Apollo Stockholder pursuant to the Purchase Agreement, and not with respect to any other Apollo Stockholder or any other shares of capital stock of the Company as follows:

          Section 2.A.l. Organization; Authorization.  Such Apollo Stockholder
                         ---------------------------
is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Apollo Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement. This Agreement, the Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such Apollo Stockholder, enforceable against such Apollo Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.A.2. Acquisition for Investment.  Such Apollo Stockholder is
                         --------------------------
acquiring the shares of Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such Apollo Stockholder has no present intention or plan to effect any distribution of the shares of Preferred Stock.

          B. Each Blackstone Stockholder hereby severally (and not jointly) represents and warrants to the Apollo Stockholders, the Greenwich Stockholders and the DLJ Stockholders with respect to itself and the shares of Preferred Stock to be acquired by such Blackstone Stockholder pursuant to the Purchase Agreement, and not with respect to any other Blackstone Stockholder or any other shares of capital stock of the Company as follows:

          Section 2.B.1. Organization; Authorization.  Such Blackstone
                         ---------------------------
Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Blackstone Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement. This Agreement, the Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such Blackstone Stockholder, enforceable against such Blackstone Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.B.2. Acquisition for Investment.  Such Blackstone
                         --------------------------
Stockholder is acquiring the shares of Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such Blackstone Stockholder has no present intention or plan to effect any distribution of the shares of Preferred Stock.

          C. Each Greenwich Stockholder hereby severally (and not jointly) represent and warrants to the Apollo Stockholders, the Blackstone Stockholders and the DLJ Stockholders with respect to itself and the shares of Preferred Stock to be acquired by such Greenwich Stockholder pursuant to the Purchase Agreement, and not with respect to any other Greenwich Stockholder or any other shares of capital stock of capital stock of the Company follows:

          Section 2.C.1. Organization; Authorization.  Such Greenwich
                         ---------------------------
Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Greenwich Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement. This Agreement, the Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such Greenwich Stockholder, enforceable against such Greenwich Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.C.2. Acquisition for Investment.  Such Greenwich Stockholder
                         --------------------------
is acquiring the shares of Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such Greenwich Stockholder has no present intention or plan to effect any distribution of the shares of Preferred Stock.

          D. Each DLJ Stockholder hereby severally (and not jointly) represents and warrants to the Apollo Stockholders, the Blackstone Stockholders and the Greenwich Stockholders with respect to itself and the shares of Preferred Stock to be acquired by such DLJ Stockholder pursuant to the Purchase Agreement, and not with respect to any other DLJ Stockholder or any other shares of capital stock of the Company as follows:

          Section 2.D.1. Organization; Authorization.  Such DLJ Stockholder is a
                         ---------------------------
corporation or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such DLJ Stockholder is duly authorized to execute and deliver, to perform its obligations under and to consummate the transactions contemplated by this Agreement, the Purchase Agreement, the Shareholders Agreement and the Registration Rights Agreement. This Agreement, the Purchase Agreement and the Shareholders Agreement are valid and legally binding agreements of such DLJ Stockholder, enforceable against such DLJ Stockholder in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and, as to enforceability, general equitable principles.

          Section 2.D.2. Acquisition for Investment.  Such DLJ Stockholder is
                         --------------------------
acquiring the shares of Preferred Stock for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and such DLJ Stockholder has no present intention or plan to effect any distribution of the shares of Preferred Stock.

          E.  Reliance on Representations and Warranties in Purchase Agreements.
              -----------------------------------------------------------------
In addition to the foregoing representations and warranties, each of the Stockholders shall be entitled to rely upon the representations and warranties of each other Stockholder contained in the Purchase Agreement.


                                   ARTICLE 3

                               BOARD OF DIRECTORS

          The Stockholders agree among themselves as follows:

          Section 3.1    Allocation of Affiliate Director Designees.  If the
                         ------------------------------------------
number of persons the Stockholders are entitled to designate to serve on the Board of Directors of the Company (the "Board") pursuant to the Shareholders Agreement, without restriction as to the affiliation of such person ("Affiliate Designees"), is:

          (a) five (5), AIF III shall be entitled to designate one (1) Affiliate Designee, AIF IV shall be entitled to designate two (2) Affiliate Designees, Blackstone Capital Partners II Merchant Banking Fund L.P. ("BCP II") shall be entitled to designate one (1) Affiliate Designee and Blackstone Capital Partners III Merchant Banking Fund L.P. ("BCP III") shall be entitled to designate one
(1) Affiliate Designee;

          (b) four (4), then AIF III shall be entitled to designate one (1) Affiliate Designee, AIF IV shall be entitled to designate one (1) Affiliate Designee, BCP II shall be entitled to designate one (1) Affiliate Designee and BCP III shall be entitled to designate one (1) affiliate Designee;

          (c) three (3), then AIF III shall be entitled to designate one (1) Affiliate Designee, AIF IV shall be entitled to designate one (1) Affiliate Designee and BCP III shall be entitled to designate one (1) Affiliate Designee;

          (d) two (2), then AIF III shall be entitled to designate one (1) Affiliate Designee and BCP III shall be entitled to designate one (1) Affiliate Designee; and

          (e) one (l), then AIF III shall be entitled to designate that Affiliate Designee; provided, however, that if the Blackstone Stockholders own more shares of Common Stock (on an as if converted basis) than the Apollo Stockholders at the time of such designation, then BCP III shall be entitled to designate that Affiliate Designee.

          Section 3.2    Allocation of Non-Affiliate Designees.  If the
                         -------------------------------------
Stockholders are entitled pursuant to the Shareholders Agreement to designate persons to serve on the Board in addition to the Affiliate Designees, such designations shall be allocated between the Apollo Stockholders and Blackstone Stockholders in the same proportions as the allocation of Affiliate Designees; provided, however, that any designation must be reasonably acceptable to the non-designating Apollo Stockholders or Blackstone Stockholders, as the case may be.

          Section 3.3    Exercise of Veto Rights for Third Party Designees.  If
                         -------------------------------------------------
the Stockholders are entitled pursuant to the Shareholders Agreement to approve or reject a person designated by a third party to serve on the Board or any committee thereof, such rejection may be exercised by either the Blackstone Stockholders or the Apollo Stockholders.

          Section 3.4    Agreement to Vote.  The Stockholders agree to vote all
                         -----------------
Shares held by them in favor of the persons designated pursuant to Sections 3.1 and 3.2 hereof. The failure of any Stockholder entitled to designate nominees pursuant to Sections 3.1 or 3.2 hereof to fully exercise its respective designation rights shall not constitute a waiver or diminution of such rights, nor shall it prevent such Stockholder from fully exercising such rights prospectively. Should a person designated pursuant to Section 3.1 or 3.2 hereof be unwilling or unable to serve, or otherwise cease to serve (including by means of removal in accordance with the following sentence), the Stockholders who originally nominated such director pursuant to Sections 3.1 or 3.2 shall be entitled to designate any replacement director. If the Apollo Stockholders propose to remove any director designated by them, or if the Blackstone Stockholders propose to remove any director designated by them, the Stockholders agree to cooperate in, and vote all Shares held by them in support of, such removal and any resulting vacancy shall be filled in accordance with the preceding sentence. The Stockholders agree not to take any action to remove, with or without cause, any director other than in accordance with the foregoing.

          Section 3.5    Committees of the Board of Directors.  If the
                         ------------------------------------
Stockholders are entitled pursuant to the Shareholders Agreement to designate directors to serve on the executive committee or any other committee established by the Board, such designation shall be allocated among the Apollo Stockholders and the Blackstone Stockholders based on the same proportions as the allocation provisions set forth in this Article III for designating persons to serve as a director on the Board.

          Section 3.6    Further Assurances.  Each Stockholder shall vote, in
                         ------------------
person or by proxy, all of the Shares owned by such Stockholder, at any annual or special meeting of stockholders of the Company called for the purpose of voting on the election of directors or by consensual action of stockholders without a meeting with respect to the election of directors, in favor of the election of the directors designated in accordance with this Article III. Each Stockholder shall vote the Shares owned by such Stockholder and shall take all other actions necessary to ensure that the certificate of incorporation and by-laws of the Company do not at any time conflict with the provisions of this Agreement.


                                   ARTICLE 4

                           TRANSFERS OF COMMON STOCK

          Section 4.1    Restrictions on Transfers; Permitted Transferees.  (a)
                         ------------------------------------------------
Except as otherwise provided in Sections 4.1(b) of this Agreement, each Stockholder agrees and acknowledges that such Stockholder will not:

          (i) directly or indirectly, Transfer or offer to Transfer any Shares or solicit any offers to purchase or otherwise acquire or make a pledge of any Shares;

          (ii) grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares (other than a revocable proxy granted in response to a proxy solicitation by the Company, which proxy is to be voted in accordance with this Agreement and the Shareholders Agreement);

          (iii) enter into any stockholder agreements or arrangements of any kind (other than agreements entered into by all of the Stockholders) with any Person with respect to any Shares (whether or not such agreements and arrangements are with other Stockholders hereto or holders of Shares who are not parties to this Agreement), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of Shares; or

          (iv) act, for any reason, as a member of a group or in concert with any other Persons (other than Permitted Transferees) in connection with the Transfer or voting of Shares.

          (b) Except as provided in Section 4.1(c), none of the restrictions contained in Section 4.1(a) shall apply to:

          (i) Transfers to a Permitted Transferee of the transferor (whereupon the transferor hereby agrees to provide written notice thereof, together with such transferee's written undertaking to assume the transferor's obligations hereunder) to the other Stockholders within 30 days after such Transfer);

          (ii)  transactions and arrangements contemplated by Section 4.1(a)
     (ii) and (iii), above, solely among a Stockholder and its Affiliate Transferees; or

          (iii) Transfers to any Person; provided, that the transferor has first complied with the provisions of Sections 4.2.

          (c)   Notwithstanding anything in this Agreement to the contrary,

          (i) no Transfer of Shares may be made by a Stockholder if such Transfer would violate any of the provisions of the Shareholders Agreement (unless such provision is waived by the Company); and

          (ii) until such time as any Apollo Stockholder Transfers any of its Shares to a Person who is not a Permitted Transferee, no Transfer of Shares may be made by any of the Blackstone Stockholders, the Greenwich Stockholders or the DLJ Stockholders that would result in the Stockholders losing any rights to designate persons to serve on the Board or any committee thereof; provided, that the provisions of this clause (ii) shall not apply to a sale by the Greenwich Stockholders or the DLJ Stockholders if the Apollo/Blackstone Stockholders do not provide the notice contemplated by Section 4.2(c)(ii)(B) in connection with such sale.

          Section 4.2    Right of First Negotiation with Respect to Certain
                         --------------------------------------------------
Share Transfers. (a)   Except for Transfers permitted pursuant to Sections
---------------
4.1(b)(i), if any Stockholder desires to Transfer any Shares (a "Selling Stockholder"), such Selling Stockholder shall first give written notice (the "Sellers Notice") to the Apollo Stockholders (unless the Selling Stockholder is an Apollo Stockholder) and to the Blackstone Stockholders (unless the Selling Stockholder is a Blackstone Stockholder) (the "Offeree Stockholders") stating the Selling Stockholder's desire to make such Transfer and the number of shares of Common Stock, Preferred Stock or Junior Preferred Stock proposed to be transferred (the "Offered Shares").

          (b) Upon receipt of the Sellers Notice, each of the Offeree Stockholders shall (in proportion to their respective ownership, on an as if converted basis, of the shares of Common Stock owned by all Offeree Stockholders or as they may otherwise agree) have a 15-day exclusive right to negotiate to purchase the Offered Shares. The Selling Stockholders and the Offeree Stockholders agree to negotiate in good faith.

          (c) If the Sellers Notice shall be duly given, and if the Offeree Stockholders shall not purchase the Offered Shares within such 15-day period or shall have otherwise declined to purchase the Offered Shares, then the Selling Stockholders shall be free to sell the Offered Shares to any third party transferee; provided, that (i) such sale complies with the provisions of Section 4.1(c) of this Agreement and (ii) if the Selling Stockholder is a Greenwich Stockholder or a DLJ Stockholder, (A) such sale complies with the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (or any successor rule), applicable to an affiliate of the Company (other than the requirement to make a filing with the Securities and Exchange Commission) and
(B) the Apollo/Blackstone Stockholders do not provide, within such 15 day period, a notice stating that such sale would result in the loss of the right to elect one or more directors to the Company's board of directors.

          Section 4.3    Pro Rata Right to Participate in Certain Share
                         ----------------------------------------------
Purchases.  (a)   If any Apollo Stockholder or any of its Affiliates (an "Apollo
---------
Purchaser), pursuant to a single transaction or series of related transactions, proposes to purchase shares of capital stock of the Company from a Person other than a Stockholder or an Affiliate Transferee of a Stockholder, the Blackstone Stockholders shall have the exclusive option to purchase up to 50% of the total number of shares proposed to be purchased by the Apollo Purchaser, upon the same terms and conditions applicable to such Apollo Purchaser.

          (b) If any Blackstone Stockholder or any of its Affiliates (a "Blackstone Purchaser"), pursuant to a single transaction or series of related transactions, proposes to purchase shares of capital stock of the Company from a Person other than a Stockholder or an Affiliate Transferee of a Stockholder, the Apollo Stockholders shall have the exclusive option to purchase up to 50% of the total number of shares proposed to be purchased by the Blackstone Purchaser, upon the same terms and conditions applicable to such Blackstone Purchaser.

          (c) Any Apollo Purchaser or Blackstone Purchaser proposing to purchase any shares of capital stock of the Company subject to this Section 4.3 shall use its best efforts to keep the other Apollo Stockholders and Blackstone Stockholders informed and shall cooperate with such other Stockholders with respect to such proposed purchase so as to allow such other Stockholders a reasonable opportunity to exercise their purchase option hereunder. Without limiting the foregoing, the Apollo Purchaser or Blackstone Purchaser shall provide a written notice (an "Option Notice") to such other Stockholders describing the proposed purchase, including the price and the proposed closing date, promptly after the proposed purchase price has been determined; provided that the Apollo Purchaser or Blackstone Purchaser shall endeavor to provide such notice sufficiently in advance of the proposed closing date so as to allow such other Stockholders a reasonable opportunity to make a "capital call" or otherwise arrange funding for their purchase option. Any such Stockholder may exercise its purchase option by giving written notice (an "Exercise Notice") to the Apollo Purchaser or Blackstone Purchaser, as the case may be, specifying the number of shares such Stockholder desires to purchase, within one (1) Business Day after receiving the Option Notice. If such Option Notice shall be duly given by an Apollo Purchaser or Blackstone Purchaser, and if the Exercise Notice shall not have been received by such Apollo Purchaser or Blackstone Purchaser within one (1) Business Day thereafter or such other Stockholders shall have otherwise declined to exercise such option, then such Apollo Purchaser or Blackstone Purchaser shall be free to purchase and own all of the subject shares.

          (d) Each of the Greenwich Stockholders and the DLJ Stockholders shall not, and shall cause their respective Affiliates (other than the DLJ Parent Entities and the Greenwich Parent Entities) not to, purchase any shares of capital stock other than from a Stockholder or an Affiliate Transferee of a Stockholder.

          Section 4.4    Notice of Certain Sales.  The Apollo Stockholders or
                         -----------------------
the Blackstone Stockholders, as applicable, shall promptly provide notice to the Greenwich Stockholders and the DLJ Stockholders following the sale of Additional Shares by such Apollo Stockholders or Blackstone Stockholders, as applicable, the net proceeds of which exceed $20 million in a calendar quarter (when taken together will all prior sales in such calendar quarter by the Apollo Stockholders or the Blackstone Stockholders, as applicable).


                                   ARTICLE 5

                       ALLOCATION OF REGISTRATION RIGHTS

          Section 5.1    Registration Rights.  If any of the Stockholders are
                         -------------------
entitled pursuant to any registration rights agreement with the Company, including, but not limited to the Amended Registration Rights Agreement (a "Registration Rights Agreement"), to require that the Company cause to be filed a registration statement with respect to resales of Shares beneficially owned by any of the Stockholders, the number of demands to require the filing of a shelf registration statement shall be divided 5/9 for the Apollo Stockholders and 4/9 for the Blackstone Stockholders; provided, that the Blackstone Stockholders may not exercise more than one (1) of the First Three Demands (as defined in Section 5.2(b)).

          Section 5.2    Shares Included.
                         ---------------

          (a) Subject to Section 5.3(b) hereof, in connection with any offering made pursuant to a registration statement in which the Stockholders are entitled to include Shares beneficially owned by them, whether pursuant to shelf, demand or "piggyback" registration rights, each Stockholder shall have the right to include a number of shares owned by it in the offering in an amount up to the product of (A) the aggregate number of shares the Stockholders as a group are entitled to include in such offering multiplied by (B) such Stockholder's Registration Percentage; provided, that the Stockholders shall be entitled to increase on a pro rata basis the number of shares they can include in such offer to the extent any Stockholder includes less than the full number of shares it has a right to include in such offering. For the purposes of this clause, the Stockholders may allocate their rights to include shares in an offering among their respective Affiliates in their sole discretion. The Stockholders shall give each other reasonable notice in advance of the exercise of any shelf, demand or piggy-back rights pursuant to any Registration Rights Agreement.

          (b) Notwithstanding anything else contained herein, if a registration statement is filed in response to the first three demands made by the Apollo/Blackstone Shareholders (the "First Three Demands") pursuant to Section
2.2 of the Restated Registration Rights Agreement, dated the date hereof, among the Company and the Stockholders (the "Registration Rights Agreement"), then the Non-Apollo/Blackstone Shareholders shall not be entitled to have their Registerable Securities included in the coverage of such a registration statement, provided, that if the First Three Demands include Additional Shares (or shares into which Additional Shares have been or are to be converted), then the Non-Apollo/Blackstone Shareholders shall be entitled to have their Securities included in the coverage of such registration statement, on the terms and conditions set forth in Section 2.1 of the Amended Registration Rights Agreement. Capitalized terms used in this clause (b) shall have the meanings given thereto in the Registration Rights Agreement.

          Section 5.3    Cutbacks.  (a) If in connection with any underwritten
                         --------
offering the total number of shares that the Stockholders seek to have included in such offering is limited by the underwriters (a "Cutback"), and following such Cutback, the Apollo Stockholders include more shares in such registration statement filed upon the demand of the Blackstone Stockholders, or the Blackstone Stockholders include more shares in such registration statement filed upon the demand of the Apollo Stockholders, such demand shall be deemed exercised by the Stockholder that included more shares in such registration statement (regardless of which Stockholder initially exercised such demand right).

          (b) If a Cutback occurs in any offering relating to both Original Shares and Additional Shares the Cutback shall reduce the Additional Shares of all of the Stockholders on a pro-rata basis first and after all Additional Shares are eliminated shall reduce the Original Shares.

          Section 5.4    Underwriters.  If the Stockholders have the right to
                         ------------
designate a managing underwriter in connection with any firm commitment underwriting, whichever of the Apollo Stockholders or the Blackstone Stockholders made the demand for such registration shall be entitled to choose such managing underwriter, otherwise the decision shall be made by Majority Decision.


                                   ARTICLE 6

                                OTHER AGREEMENTS

          Section 6.1    Dispute Resolution.  Any allocation of rights or
                         ------------------
obligations not specifically provided for herein shall be allocated first by Majority Decision. The parties hereby waive any rights to a jury trial in connection with any disputes to be decided pursuant to the provisions of this Section.

          Section 6.2    Expenses.  Unless specifically provided for otherwise
                         --------
herein, each party shall bear its own expenses in connection with the matters covered by this Agreement, except that in connection with any registered offering of Shares, any counsel and fees and offering expenses (other than underwriting discounts) charged to the Stockholders shall be allocated based on each Stockholder's proportionate number of shares included in such offering.

          Section 6.3    Required Filings; Publicity.  (a)  Each of the
                         ---------------------------
Stockholders shall (and shall cause each of its Affiliates to) (i) take all actions necessary to comply promptly with all legal requirements which may be imposed on such Stockholder (or its Affiliates) as a result of this

Agreement or any of the transactions contemplated hereby and (ii) without limiting the foregoing, make all required filings pursuant to the Securities Act and the Exchange Act.

          (b) To the extent reasonably practicable, the Stockholders shall consult with each other prior to all public statement or filings to be issued or made by any of them or their Affiliates with respect to this Agreement and the transactions contemplated hereby.


                                   ARTICLE 7

                                 MISCELLANEOUS

          Section 7.1    Termination.  Article III of this Agreement shall
                         -----------
terminate on the earlier of (a) the termination of the Shareholders Agreement and (b) the termination of all Registration Rights Agreements. All of the provisions of this Agreement shall terminate with respect to any Stockholder, on the date when such Stockholder ceases to own any Shares.

          Section 7.2    Notices.  All notices to be given by any Stockholder
                         -------
hereunder shall be in writing and shall be deemed have been duly given if mailed, by first class or registered mail, three (3) Business Days after deposit in the United States Mail, or if telexed or telecopied or delivered by hand or reputable overnight courier, when confirmation is received, at the addresses set forth below, or in the case of any transferee of a Stockholder, at the address set forth in the stock ledger of the Company:

          in the case of the Apollo Stockholders (or any of them), to:

          c/o Apollo Management, L.P.
          1999 Avenue of the Stars, Suite 1900
          Los Angeles, California 90067
          Attention:  David B. Kaplan
          Telecopy:   (310) 201-4198

          with a copy (which shall not constitute notice) to:


          Skadden, Arps, Slate, Meagher & Flom LLP
          300 South Grand Avenue, Suite 3400, Suite 3400
          Los Angeles, CA 90071
          Attention:  Michael A. Woronoff
          Telecopy:   (213) 687-5600

     In the case of the Blackstone Stockholders (or any of them), to:

          c/o The Blackstone Group
          345 Park Avenue
          New York, New York 10154
          Attention:  Howard A. Lipson
          Telecopy:   (212) 754-8703

          with a copy (which shall not constitute notice) to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017-3954
          Attention:  Wilson S. Neely
          Telecopy:   (212) 455-2502

     In the case of the Greenwich Stockholders (or any of them), to:

          c/o Greenwich Street Investment II, L.L.C.
          388 Greenwich Street, 36/th/ Floor
          New York, New York 10013
          Attention:  Matthew Kaufman
          Telecopy:   (212) 816-0166

     with a copy (which shall not constitute notice) to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention:  Michael Nissan
          Telecopy:   (212) 310-8007

     In the case of the DLJ Stockholders (or any of them), to:

          c/o DLJ Merchant Banking II, Inc.
          277 Park Avenue
          New York, New York 10172
          Attention:  Ari Benacerraf
          Telecopy:   (212) 892-7272
                    and
          Attention:  Ivy Dodes
          Telecopy:   (212)892-2689
          with a copy (which shall not constitute notice) to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attention:  Stephen M. Besen
          Telecopy:   (212) 310-8007

The parties may change their respective addresses for purposes of notice hereunder by giving notice of such change to all other parties in the manner provided in this Section 7.2.

          Section 7.3    Binding Effect.  This Agreement supersedes all prior
                         --------------
negotiations, statements and agreements of the parties hereto with respect to the subject matter of this Agreement, and shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. If any transferee of any Stockholder shall acquire any Shares in any manner, whether by operation of law or otherwise, such Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, provided, that Shares which have been transferred in accordance with this Agreement to any person other than a Stockholder or an Affiliate Transferee shall no longer be subject to this Agreement.

          Section 7.4    Complete Agreement.  This Agreement represents the
                         ------------------
entire agreement among the Stockholders with respect to the matters set forth herein, and the parties hereto acknowledge that there have been no representations, warranties, covenants or agreements made by any party hereto other than those contained in this Agreement.

          Section 7.5    Counterparts.  This Agreement may be executed in
                         ------------
counterparts and all of which are deemed to be one and the same agreement binding upon each of the Stockholders.

          Section 7.6    Headings.  The headings of the various sections of this
                         --------
Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

          Section 7.7    Governing Law.  This Agreement shall be governed by and
                         -------------
construed in accordance with the laws of the State of New York, except for matters of corporate law, which shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware. By execution and delivery of this Agreement, each of the Stockholders accepts, generally and unconditionally, the nonexclusive jurisdiction of the state or federal courts in New York.

          Section 7.8    Injunctive Relief.  It is hereby agreed and
                         -----------------
acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

          Section 7.9    Severability.  The invalidity or unenforceability of
                         ------------
any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          Section 7.1    Recapitalization, etc.  In the event that any capital
                         ----------------------
stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in the Company's capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

          IN WITNESS WHEREOF, the undersigned, hereunto duly authorized, have hereunto set their respective hands as or the day and year first above written.


                                 APOLLO INVESTMENT FUND III, L.P.
                                 APOLLO OVERSEAS PARTNERS III, L.P.
                                 APOLLO (UK) PARTNERS III, L.P.

                                 By:  Apollo Advisors II, L.P.

                                 By:  Apollo Capital Management II, Inc.


                                      By: /s/ David B. Kaplan
                                         -------------------------------
                                          David B. Kaplan
                                          Vice President



                                 APOLLO INVESTMENT FUND IV, L.P.
                                 APOLLO OVERSEAS PARTNERS IV, L.P.

                                 By:  Apollo Advisors IV, L.P.

                                 By:  Apollo Capital Management IV, Inc.


                                      By: /s/ David B. Kaplan
                                         -------------------------------
                                          David B. Kaplan
                                          Vice President



                                 APOLLO/AW, LLC

                                 By:  Apollo Management IV, L.P.

                                 By:  AIF IV Management, Inc.


                                      By: /s/ David B. Kaplan
                                         -------------------------------
                                          David B. Kaplan
                                          Vice President

                                 BLACKSTONE CAPITAL PARTNERS II
                                 MERCHANT BANKING FUND L.P.
                                 BLACKSTONE OFFSHORE CAPITAL PARTNERS II L.P.
                                 BLACKSTONE FAMILY INVESTMENT
                                    PARTNERSHIP II L.P.

                                 By: Blackstone Management Associates II L.L.C.

                                      By: /s/ Howard A. Lipson
                                         -----------------------------------
                                         Name: Howard A. Lipson
                                         Title: Senior Managing Director



                                 BLACKSTONE CAPITAL PARTNERS III
                                 MERCHANT BANKING FUND L.P.
                                 BLACKSTONE OFFSHORE CAPITAL PARTNERS III L.P. BLACKSTONE FAMILY INVESTMENT
                                    PARTNERSHIP III L.P.

                                 By: Blackstone Management Associates III L.L.C.


                                     By: /s/ Howard A. Lipson
                                        ------------------------------------
                                        Name: Howard A. Lipson
                                        Title: Senior Managing Director



                                 GREENWICH STREET CAPITAL PARTNERS II, L.P.
                                 GSCP OFFSHORE FUND, L.P.
                                 GREENWICH FUND, L.P.
                                 GREENWICH STREET EMPLOYEES FUND, L.P.
                                 TRV EXECUTIVE FUND, L.P.

                                 By: Greenwich Street Investments II, L.L.C.


                                     By: /s/ Sanjay H. Patel
                                        ------------------------------------
                                        Name: Sanjay H. Patel
                                        Title: Managing Member

                                 DLJ MERCHANT BANKING PARTNERS II-A, L.P.

                                 By: DLJ Merchant Banking II, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerraf
                                    ---------------------------------
                                 Name: Ari Benacerraf
                                 Title: Prinicipal



                                 DLJ DIVERSIFIED PARTNERS, L.P.

                                 By: DLJ Diversified Partners, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerraf
                                    ---------------------------------
                                 Name: Ari Benacerraf
                                 Title: Principal


                                 DLJ DIVERSIFIED PARTNERS-A, L.P.

                                 By: DLJ Diversified Partners, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerraf
                                    ---------------------------------
                                 Name: Ari Benacerraf
                                 Title: Prinicipal


                                 DLJ MILLENNIUM PARTNERS, L.P.

                                 By: DLJ Merchant Banking II, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerraf
                                    ---------------------------------
                                 Name: Ari Benacerraf
                                 Title: Prinicipal

                                 DLJ MILLENNIUM PARTNERS-A, L.P.

                                 By: DLJ Merchant Banking II, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerrat
                                    -----------------------------
                                    Name: Ari Benacerrat
                                    Title: Principal

                                 DLJ FIRST ESC L.P.

                                 By: DLJ LBO Plans Management Corporation
                                     General Partner


                                 By: /s/ Ivy Dodes
                                    ------------------------------------
                                    Name:  Ivey Dodes
                                    Title: Vice President



                                 DLJ OFFSHORE PARTNERS II, C.V.

                                 By: DLJ Merchant Banking II, Inc.
                                     Managing General Partner


                                 By: /s/ Ari Benacerraf
                                    ------------------------------------
                                    Name: Ari Benacerraf
                                    Title: Principal



                                 DLJ EAB PARTNERS, L.P.

                                 By: DLJ LBO Plans Management Corporation
                                     General Partner

                                 By: /s/ Ari Benacerraf
                                    ------------------------------------
                                    Name: Ari Benacerraf
                                    Title: Principal

                                 DLJ ESC II L.P.

                                 By: DLJ LBO Plans Management Corporation
                                     General Partner


                                 By: /s/ Ivy Dodes
                                    ---------------------------
                                     Name:  Ivy Dodes
                                     Title: Vice President